EXHIBIT 2.4
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 30, 2007, by and between Milagro Development GP, LLC, a Delaware limited liability company (“GP LLC”), Milagro Development I, LP, a Delaware limited partnership (“Development”), and Milagro Producing, LLC, a Delaware limited liability company (“Producing”). GP LLC, Development and Producing are hereinafter collectively referred to as the “Merging Entities.”
W I T N E S S E T H:
     Whereas, GP LLC is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801, and with its principal executive offices at 1401 McKinney, Suite 925, Houston, TX 77010;
     Whereas, Development is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801, and with its principal executive offices at 1401 McKinney, Suite 925, Houston, TX 77010;
     Whereas, Producing is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with its registered office at 615 South Dupont Highway, Kent County, Dover, Delaware 19901, and with its principal executive offices at 1401 McKinney, Suite 925, Houston, TX 77010; and
     Whereas, the respective members and partners of GP LLC, Development and Producing deem it desirable and in the best interests of GP LLC, Development and Producing, as applicable, to merge GP LLC and Development into Producing, pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act, and have proposed, declared advisable, and approved such merger pursuant to this Agreement and Plan of Merger (the “Agreement”), which Agreement has been duly approved by resolutions of the respective members and partners of GP LLC, Development and Producing.
     Now, Therefore, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to prescribe the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the membership interests of GP LLC and partnership interests of Development into membership interests of Producing, and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:
ARTICLE I.
Merger
     1.1 Surviving Entity. Subject to the conditions hereinafter set forth, the Merging Entities shall be, upon the effective date of the merger as defined in Section 1.2 hereof, merged into a single surviving entity, which shall be Producing and which shall continue its corporate existence and remain a Delaware limited liability company, governed by and subject to the laws of that State.
     1.2 Effective Time. The merger shall become effective at the date and time designated in the Articles of Merger filed with the Secretary of State of Delaware following its adoption, execution in accordance with Section 18-209 of the Delaware Limited Liability Company Act. The date upon which the merger shall become effective, as defined by this Section 1.2, is referred to in this Agreement as the “Effective Time.”
ARTICLE II.
Continued Existence of Surviving Entity
     2.1 Existence. The identity, existence, purposes, powers, objects, franchises, rights, and immunities of Producing, as the Surviving Entity, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of the Merging Entities shall be wholly merged into Producing, the Surviving Entity, and Producing shall be fully vested therewith. Accordingly, at the Effective Time, the separate existence of the Merging Entities, except insofar as continued by statute, shall cease.
ARTICLE III.
Governing Law and Certificate of Formation of Surviving Entity
     3.1 Delaware Law Governs and Producing’s Certificate of Formation Survives. The laws of Delaware shall continue to govern the Surviving Entity. At and after the Effective Time, the Certificate of Formation of Producing, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended in the manner provided by law.
ARTICLE IV.
Limited Liability Company Agreement of Surviving Entity
     4.1 Producing’s Limited Liability Company Agreement Survives. At and after the Effective Time, the Limited Liability Company Agreement of Producing shall be the Limited Liability Company Agreement of the Surviving Entity until the same shall be altered, amended, or repealed, or until a new Limited Liability Company Agreement shall be adopted in accordance with the provisions of law, the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity.
ARTICLE V.
Membership Interests of Surviving Entity
     5.1 Membership Interests as in Producing’s Limited Liability Company Agreement. The rights and limitations of the membership interests of the Surviving Entity, and the express terms thereof, shall be as set forth in the Limited Liability Company Agreement of the Surviving Entity as adopted pursuant to Section 4.1 hereof.
ARTICLE VI.
Conversion of Partnership and Membership Interests on Merger
     6.1 General. The manner and basis of converting the outstanding membership interests of the members of GP LLC and partnership interests of Development into the membership interests of Producing shall be as hereinafter set forth in this Article VI.
     6.2 Conversion of GP LLC’s Membership Interests. At the Effective Time, the membership interests of GP LLC then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into membership interests of the Surviving Entity.
     6.3 Conversion of Development’s Partnership Interests. At the Effective Time, the partnership interests of Development then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into membership interests of the Surviving Entity.
     6.4 Transfer Books Closed. At the Effective Time, the transfer books of GP LLC and Development shall be deemed closed, and no transfer of membership interests of GP LLC or partnership interests of Development shall thereafter be made or consummated.
ARTICLE VII.
Assets and Liabilities
     7.1 Assets and Liabilities of Merging Entities Become Those of Surviving Entity. At the Effective Time, all rights, privileges, powers, immunities, and franchises of each of the Merging Entities, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other chooses or things in action, and all and every other interest of or belonging to or due to either of the Merging Entities, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Entity without further act or deed, and all such rights, privileges, powers, immunities, franchises, property, debts, chooses or things in action, and all and every other interest of the Merging Entities shall be thereafter as effectually the property of the Surviving Entity as they were of the respective Merging Entities, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Entities, shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Entities shall be preserved unimpaired, and all debts, liabilities, restrictions obligations, and duties of the respective Merging Entities, including without limitation all obligations, liabilities, and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Entity and may be enforced against and by it to the same extent as if said debts, liabilities, restrictions, obligations, and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging

Entities may be prosecuted to judgment as if the merger had not taken place, or the Surviving Entity may be substituted in place of either of the Merging Entities.
     7.2 Accounting Treatment. The assets and liabilities of the Merging Entities shall be taken up on the books of the Surviving Entity in accordance with generally accepted accounting principles, and the members’ capital accounts of the Surviving Entity shall be determined, in accordance with generally accepted accounting principles, pursuant to the Limited Liability Company Agreement of the Surviving Entity. Nothing herein shall prevent any future changes from being made in its accounts in accordance with applicable law.
     7.3 Termination. This Agreement may be terminated at any time prior to the Effective Time, by consent of GP LLC or Development, expressed by action of its sole member.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by their respective duly authorized officers, all as of the day and year first above written.

Milagro Development GP, LLC, a Delaware limited liability company By: Milagro Mezz, LLC, its sole member By: Milagro Holdings, its sole member
By:	/s/ Richard W. Piacenti
Richard W. Piacenti
Executive Vice President, Chief Financial Officer and Secretary

Milagro Development I, LP a Delaware limited partnership By: Milagro Development GP, LLC, its general partner
By:	/s/ Richard W. Piacenti
Richard W. Piacenti
Executive Vice President, Chief Financial Officer and Secretary

Milagro Producing, LLC a Delaware limited liability company By: Milagro Mezz, its sole member By: Milagro Holdings, its sole member
By:	/s/ Richard W. Piacenti
Richard W. Piacenti
Executive Vice President, Chief Financial Officer and Secretary

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